Exhibit 99.2

Thomas Properties Group, Inc. Suspends Common Share Dividends

Los Angeles—December 18, 2009—Thomas Properties Group, Inc. (Nasdaq: TPGI) announced today that the company’s Board of Directors has voted to suspend its regular quarterly dividends to common stockholders.

James A. Thomas, Chairman and CEO, said, “Maintaining liquidity is our highest priority; and as a consequence of current market limitations on the availability of capital, our board felt this was an appropriate action to preserve cash. The board will reevaluate the decision to suspend dividends when economic and market conditions improve.”

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management and leasing activities. For more information about Thomas Properties Group, Inc., please visit www.tpgre.com.

Forward-Looking Statements

Statements made in this press release that are not historical may contain forward-looking statements. Although Thomas Properties Group believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from Thomas Properties Group’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations” in our 10-K for the year ended December 31, 2008, and contained in our reports on Form 10-Q for fiscal quarters during 2009, which have been filed with the SEC. Thomas Properties Group disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Thomas Properties Group, Inc.

Diana Laing, 213-613-1900

www.tpgre.com